FOR IMMEDIATE RELEASE:                                        NEWS
July 1, 1996                                     Nasdaq National Market/AVRT
                                                  http://www.avert.com

                   AVERT, INC. ANNOUNCES A 4-10% PRICE INCREASE
                 Company Also Announces Avertadvantage Program to
          Reward Customer Loyalty with Discounts, Services and Resources


FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced that prices for most products will increase July 1, 1996 between 4 and 10% and the new Avertadvantage program which rewards customer loyalty.

Prices have been held constant for the past two years in spite of an increase in the cost of doing business. Avert is committed to providing the most current, accurate information available which means that the Company always goes directly to the source of information for all records. The change in prices reflects the higher costs associated with acquiring the most current and accurate data available.

"We remain the quality leader at a competitive price," said Dean Suposs, president at Avert, Inc. "We researched our competition and found that our prices for every product continue to be below the average. With the Avertadvantage program, we are able to segment our pricing to different customer groups and deliver value-added services to help all of our customers in the hiring process. In the two weeks since we announced this program to our customers, the response has been over-whelmingly positive."

Avertadvantage gives customers instant access to discounts, resources, database services, and experts to help them hire and retain safe, honest, competent employees. Customers receive points each month they order a report, with no volume requirements. For $10 per month, Avertadvantage members earn discounts of up to 25%, in addition to a diskette with Avert's application, sample forms (job descriptions, rejection letters, etc.) and a point and click icon for easy access to the Avert system, and access to the Help Desk, with experts to answer specific questions regarding state and federal legislation, hiring trends and processes, compensation and salary ranges, and Department of Labor and employment information from all 50 states.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and license verification and social security number validation.

                                 Contact:
Avert, Inc.
Kim Moss, Investor Relations                             970/484-7722